Exhibit 19.1

PLURI INC.

INSIDER TRADING POLICY
AND GUIDELINES WITH RESPECT TO

CERTAIN TRANSACTIONS IN COMPANY SECURITIES

Date: July 10, 2025

This Insider Trading Policy (the “Policy”) provides guidelines to directors, officers, employees and other related persons of Pluri Inc., a Nevada corporation (the “Company”), with respect to transactions in the Company’s securities. The Company has adopted this Policy in order to ensure compliance with securities laws and to avoid even the appearance of improper conduct by anyone associated with the Company. Failure to comply with these procedures could result in a serious violation of the securities laws by you and/or the Company and can result in both civil penalties and criminal fines and imprisonment. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation. The appearance of insider trading can cause a substantial loss of confidence in the Company and its shares on the part of the public and the securities markets. This could result in an adverse impact on the Company and its shareholders. Accordingly, avoiding the appearance of engaging in share transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information. The Company has appointed its Company’s Chief Financial Officer, or in his or her absence, the Company’s Chief Executive Officer (the “Compliance Officer,” as the case may be) as the Company’s Insider Trading Compliance Officer.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common shares, options and any other securities the Company may issue from time to time, such as preferred shares, warrants, notes and convertible debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options and debt securities. It applies to all officers of the Company, all members of the Company’s board of directors (the “Board of Directors”) and observers, if any, and all employees of, and consultants and contractors to, the Company and its subsidiaries/branches who receive or have access to Material Nonpublic Information (as defined below) regarding the Company (collectively, “Company Affiliated Persons”). Company Affiliated Persons, members of their immediate families (which include spouse and minor children), members of their households, other family members living with them or who are supported by them, are sometimes referred to in this Policy as “Insiders”. This Policy also applies to any 401(k) account, trust, corporation or other estate in which an Insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity, and to any trust, corporation, partnership or other entity which the Insider controls, including venture capital partnerships. This Policy also applies to any person who receives Material Nonpublic Information from any Insider. Information is defined as “Material Nonpublic Information” if the material has not been disclosed or otherwise made available to the general public by the Company and as further defined herein this Policy.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

The Policy imposes additional restrictions upon Insiders who have routine access to Material Nonpublic Information, referred to as “Access Insiders.” Access Insiders are: (1) members of the Board of Directors, (2) the Company’s executive officers (including all vice presidents of the Company), (3) the Corporate Controller, and (4) the investor relations department of the Company. In addition, other employees of the Company who have routine access to Material Nonpublic Information as determined by the Compliance Officer, who were notified that these additional restrictions apply to them shall also be Access Insiders until otherwise determined by the Compliance Officer.

Insider Trading Policy – Pluri Inc.

In addition, the Company itself must comply with securities laws applicable to its own securities trading activities, and must not engage in any transaction involving a purchase or sale of its securities, including any offer to purchase or offer to sell or other disposition of its securities, when it is in possession of Material Nonpublic Information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and the exceptions listed in the Section ‘Certain Exceptions’ of this Policy to the extent applicable.

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1. Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell or gift or other disposition of the Company’s securities, during any period commencing with the time that he or she first receives Material Nonpublic Information concerning the Company, and ending at the close of business on the second (2nd) Trading Day (as defined herein) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Capital Market is open for trading.

2. Tipping. No Insider shall disclose Material Nonpublic Information (sometimes called a “Tip” or “Tipping”) to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of Material Nonpublic Information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Compliance Officer, and to the other appropriate Company officers, as may be provided for in the Company’s Disclosure Policy, as may be in place from time to time.

Potential Criminal and Civil Liability
and/or Disciplinary Action

1. Liability for Insider Trading. In the United States and many other countries, the personal consequences to an Insider of illegally trading securities while in possession, or on the basis of, Material Nonpublic Information can be quite severe. In the United States there are substantial civil penalties and criminal sanctions which may be assessed for insider trading. Civil penalties (in addition to disgorgement) may result in a payment of a penalty of up to three times the illicit windfall, and in certain circumstances, civil penalties may extend beyond the illicit windfall gained as a result thereof. In addition, Insiders may be subject to criminal fines of up to $5,000,000 and up to twenty years in prison for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Compliance Officer.

Insider Trading Policy – Pluri Inc.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Compliance Officer.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “Tippee”) to whom they have disclosed Material Nonpublic Information or any person to whom the Tippee discloses such Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The civil penalties and criminal sanctions for Tipping by an Insider are the same as the ones for an Insider conducting insider trading, even if the disclosing person did not profit from the trading. The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (FINRA) and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. The seriousness of securities law violations is reflected in the penalties and criminal sanctions such violations carry. These violations may also create negative publicity for the Company and a director’s resignation may be sought, or an officer or other employee will be subject to possible Company disciplinary action including ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Individual Responsibility

Every Company Affiliated Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that person or any other Insiders of the Company. The guidelines set forth in this Policy are not intended to provide a conclusive solution for all circumstances, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil penalties and criminal sanctions, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All employees should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Insider Trading Policy – Pluri Inc.

Dissemination of Company Information

The prohibition of the disclosure of Material Nonpublic Information applies to all contacts made within and outside the Company. Care should be taken to prevent the disclosure of Material Nonpublic Information during all contact including phone calls and casual conversation. If in doubt about whether information falls into the category of Material Nonpublic Information, then the information should not be disclosed.

Prior to disclosure to any third party, any officer, director or employee of the Company who is aware of any Material Nonpublic Information concerning the Company that has not been disclosed to the public should report the intention to disclose such information promptly to the Compliance Officer and obtain approval to do so, or otherwise act in accordance with the Company’s Disclosure Policy as may be in place from time to time.

Definition of Material Nonpublic Information

Material Nonpublic Information is information which is material, and that has not been disclosed or otherwise made available to the general public by the Company.

It is not possible to define all categories of material information. Generally, information should be regarded as material if (i) a reasonable investor would consider it important in making an investment decision regarding the purchase or sale of the Company’s securities, (ii) the information, if made public, would likely affect the market price of the Company’s securities or (iii) the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. Either positive or negative information may be material. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. If any Insider has questions as to the materiality of information, he or she should contact the Compliance Officer for clarification. Examples of information which is deemed to be material include:

1.	Financial results;

2.	Projections of future earnings or losses;

3.	News of a pending or proposed merger or acquisition;

4.	Results of clinical or pre-clinical trails

5.	New product or project announcements of a significant nature;

6.	The initiation, suspension and results of the Company’s clinical trials and any other material information relating thereto;

7.	Changes in control of the Company or major changes in senior management;

8.	Significant new joint ventures, alliances, or strategic partnerships or material developments in existing arrangements;

9.	Impending bankruptcy or financial liquidity problems;

10.	Significant product defects or modifications;

11.	Significant pricing changes;

12.	Events regarding the Company’s securities (e.g. stock splits, repurchases, or changes in dividend policy);

13.	Changes in auditors or auditor notification that the Company may no longer rely on an audit report;

14.	A significant purchase or sale of assets or disposition of a subsidiary or division;

15.	New equity or debt offerings, significant borrowings, or other material financial transactions;

16.	Significant litigation exposure due to actual or threatened litigation;

17.	Significant actions by regulatory bodies;

18.	Receipt, cancellation or deferral of significant purchase orders;

19.	Cybersecurity risks and incidents;

20.	Significant actions by regulatory bodies;

21.	Proposed payment of a dividend;

22.	Expansion or curtailment of operations or the gain or loss of a substantial customer; and

23.	Any of the above with respect to a subsidiary, or other affiliate of the Company.

Insider Trading Policy – Pluri Inc.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. It is important to note that information is not necessarily “public” information merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

1.	information contained in publicly available documents filed with securities regulatory authorities (e.g. filings with the SEC);

2.	issuance of press releases; or

3.	meetings with members of the press and the public.

It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight; if the price of the Company’s common shares changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

Additional Circumstances Where No Exceptions Apply

There are almost no exceptions to the prohibition against insider trading. For example, absent a Qualified Plan (as defined below), it does not matter that the transactions in question may have been planned before the Insider came into possession of the undisclosed material information, regardless of the economic loss that the person may believe he or she might suffer as a consequence of not trading.

As noted above, the definition of Insiders, to which this Policy applies, includes immediate family members of Company Affiliated Persons. Although immediate family is narrowly defined, a Company Affiliated Person should be especially careful with respect to family members or to unrelated persons living in the same household.

Finally, there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned investigations and lawsuits.

Trading Window

The period beginning one week before the end of the last month of each calendar quarter and ending two (2) Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s shares from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, officers and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, it is the Company’s policy that all directors, officers and employees refrain from conducting transactions involving the Company’s securities other than during the period (the “Trading Window”) commencing at the close of business on the second (2nd) Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the day that is two weeks before the last day of the last month of the next fiscal quarter. As a courtesy to the persons subject to this Policy, the Company may provide advance notice before the Trading Window opens.

Insider Trading Policy – Pluri Inc.

From time to time, the Company may also notify that directors, officers, selected employees and others are required to suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the self-imposed Trading Window period is to help establish a diligent effort to avoid any improper transaction. It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of Material Nonpublic Information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of Material Nonpublic Information should refrain from any trading activity for at least two (2) full Trading Days following its official release, whether or not the Company has recommended a suspension of trading to that person.

NOTWITHSTANDING THESE TIMING GUIDELINES, IT IS ILLEGAL FOR ANY PERSON TO TRADE WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION, INCLUDING SITUATIONS IN WHICH THE PERSON IS AWARE OF MAJOR DEVELOPMENTS THAT HAVE NOT YET BEEN PUBLICLY ANNOUNCED BY THE COMPANY. TRADING IN THE COMPANY’S SECURITIES DURING THE TRADING WINDOW SHOULD NOT BE CONSIDERED A “SAFE HARBOR,” AND ALL DIRECTORS, OFFICERS AND OTHER INSIDERS SHOULD USE GOOD JUDGMENT AT ALL TIMES.

Inquiries

All Insiders should review this Policy carefully and contact the Compliance Officer if they have concern that a contemplated transaction in the Company’s securities might be in conflict or not be in conformity with this Policy.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of share options for cash under the Company’s share option plans or the purchase of shares under employee purchase plans in effect at the time of the adoption of this Policy and that may be adopted in the future (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. Accordingly, cashless exercises of options are subject to the Policy when they involve the sale of shares into the public marketplace.

The restrictions set forth in this Policy shall not apply to transactions made pursuant to a Qualified Plan. For purposes of this exception, a “Qualified Plan” is a written plan for selling the Company’s securities which meets each of the following requirements: (a) the plan is adopted by the Insider during a Trading Window and when the Insider is not in possession of material non-public information; (b) the plan is adhered to strictly by the Insider; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from the Insider adopting the plan that such Insider (i) is not aware of any material nonpublic information about the Company or its securities and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”; (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if the Insider is not a director or officer of the Company, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet the above requirements.

Insider Trading Policy – Pluri Inc.

In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Qualified Plan constitutes termination of the Qualified Plan and the adoption of a new Qualified Plan, which triggers the cooling-off period described above. No Insider may have more than one Qualified Plan for purchases or sales of securities on the open market during the same period. In addition, no Insider may have more than one single-trade Qualified Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Qualified Plans, an Insider may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the separate plans satisfy all other conditions applicable to Qualified Plans. With respect to overlapping Qualified Plans, an Insider may have separate plans for “sell-to-cover” transactions in which an Insider instructs an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Qualified Plans, an Insider may have a single-trade plan for “sell-to-cover” transactions.

In addition to the above requirements, a Qualified Plan shall be signed and dated by the Insider, and submitted to the Compliance Officer at least two (2) Trading Days before it is filed with the broker who executes it. The Company shall have the right, at all time, to suspend purchases or sales under a Qualified Plan; for instance in the event that the Company needs to comply with requirements by underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s securities. Any cancellation, suspension, expansion or other modification of a Qualified Plan by the Insider who established it must: (1) be in writing, signed and dated by such Insider, (2) be submitted to the Compliance Officer within two (2) Trading Days after the cancellation, suspension, expansion or other modification was reduced to writing, and (3) be made during a Trading Window, and when the Insider who established it has no Nonpublic Material Information about the Company.

Additional Information for

Directors, Officers and Certain Employees

with Routine Access to Material Nonpublic information

This Policy imposes additional restrictions upon Access Insiders, because of their routine access to Material Nonpublic Information.

1. Preclearance of Trades. The Company has determined that all Access Insiders should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s “preclearance” process. Each Access Insider should contact the Compliance Officer prior to commencing any trade, gift or other transaction in the Company’s securities or entering into a Qualified Plan and delivering it to the broker for execution. At the time of executing a trade in the Company’s securities, such individuals will be responsible for verifying that the Company has not imposed any restrictions on their ability to engage in transactions. If the individual has not completed the transaction within seven (7) Trading Days of notification of the intention to trade, then the individual must again notify the Compliance Officer that he or she intends to execute a transaction and re-verify the nonexistence of any restrictions on such trade. For the avoidance of doubt, this paragraph shall not apply to a Qualified Plan, after it has been set up.

Before each transaction in the Company’s securities each officer and director should contact the Compliance Officer regarding compliance with Rule 144 under the U.S. Securities Act of 1933, as amended (“Rule 144”), which contains guidelines for the sale of privately issued shares and sales by affiliates of the Company, if such sales are not covered by an effective registration statement, to the extent applicable.

Insider Trading Policy – Pluri Inc.

2. Rule 144 and Section 16 Matters for Directors and Officers. Directors and principal officers of the Company must also comply with Rule 144, or another applicable exemption from registration. The practical effect of Rule 144 is that directors and officers who sell the Company’s securities may be required to comply with a number of requirements including holding period, volume limitation, manner of sale and SEC filing requirements. The Company may provide separate memoranda and other appropriate materials to its directors and officers regarding compliance with Rule 144. In addition, the directors and officers who transact in Company securities have to report such transactions through the filing of Form 4s with the SEC.

Specific Requirements

1. Speculative Trading. No Insider may engage in transactions of a speculative nature at any time. All Insiders are prohibited from short-selling the Company’s securities or engaging in transactions involving the Company’s based derivative securities. A short sale, for these purposes, means any transaction whereby one may benefit from a decline in the price of the Company’s securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common shares. This prohibition includes, but is not limited to, trading in the Company’s based put and call option contracts, transacting in straddles, hedging or monetization transaction with respect to the Company’s securities, and the like. In addition, no Insider shall engage in a transaction with respect to securities of the Company if he or she owns the security, but does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. The above does not derogate from Insiders’ right to hold and exercise options or other derivative securities granted under the Company’s employee share option or equity incentive plans as long as such exercise is not prohibited by this Policy.

2. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the consent of the owner thereof if such owner fails to meet a margin call,. Similarly, securities pledged as collateral for a loan may be sold if the owner thereof defaults on the loan. In case of an owner who is subject to this Policy, these sales may occur at a time when such person is aware of Material Nonpublic Information or otherwise not permitted to trade such securities. Therefore, this policy prohibits holding any Company securities in a margin account or pledging any Company securities as collateral for a loan.

3. Post-Termination Transactions. If an Insider is aware of Material Nonpublic Information at the time such Insider’s association with the Company is terminated, whether by the Insider or the Company, the Insider may not trade in Company securities until such information is no longer material or until two (2) Trading Days after such information has become public. In addition, if the Company is not in a Trading Window at the time such association with the Company is terminated, the Insider may not trade in Company securities until two (2) Trading Days after the next announcement of quarterly earnings or of the material, non-public information.

4. Ad hoc Restrictions. The Compliance Officer has the authority to impose restrictions on trading in the Company’s securities by certain individuals at any time. In such event, the Compliance Officer will notify the affected individuals regarding the restriction, either personally, by email or by voicemail.

5. Open Orders. Any Insider who has placed a limit order or open instruction to buy or sell the Company’s securities shall bear responsibility for canceling such instructions immediately upon becoming in possession of Material Nonpublic Information.

Insider Trading Policy – Pluri Inc.

Acknowledgement

Please sign the attached acknowledgement form and return it to the Compliance Officer. If you have any questions with respect to this Policy, please contact Liat Zalts, the Company’s Chief Financial Officer, at + 972-74-710-7526 or liat.zalts@pluri-biotech.com; or Hagit Gal, the Company’s General Counsel, at +972-74-710-7237 or hagit.gal@pluri-biotech.com.

Insider Trading Policy – Pluri Inc.

ACKNOWLEDGEMENT

I have received, read and understand the Insider Trading Policy and Guidelines with Respect to Certain Transactions in Company Securities of Pluri Inc., a copy of which is attached hereto, and agree to comply with the provisions thereof.

Signature:

Date:

Name:

Title:

Insider Trading Policy – Pluri Inc